Exhibit 4.1

AMENDMENT NO. 1

TO AMENDED AND RESTATED RIGHTS AGREEMENT

THIS AMENDMENT No. 1, dated as of October 17, 2006 (this “Amendment”), to the Amended and Restated Rights Agreement dated as of September 14, 2006 (the “Rights Agreement”; except as otherwise expressly provided herein, capitalized terms used but not defined herein shall have the meanings set forth in the Rights Agreement), between CBOT Holdings, Inc, a Delaware corporation. (“CBOT”) and Computershare Investor Services LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, CBOT, Board of Trade of the City of Chicago, Inc,. a Delaware nonstock corporation, and Chicago Mercantile Exchange Holdings Inc., a Delaware corporation (“CME”), have proposed to enter into an Agreement and Plan of Merger to be dated the date hereof (the “Merger Agreement”);

WHEREAS, CBOT desires to amend the Rights Agreement to render the Rights inapplicable to the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement;

WHEREAS, CBOT deems this Amendment to be necessary and desirable and in the best interests of the holders of the Rights and has duly approved this Amendment; and

WHEREAS, Section 28 of the Rights Agreement permits CBOT and the Rights Agent at any time prior to the time any Person becomes an Acquiring Person to amend the Rights Agreement in the manner provided herein.

NOW, THEREFORE, CBOT and the Rights Agent agree as follows:

SECTION 1. Amendments to the Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) Section 1 of the Rights Agreement is hereby amended by adding the following subsections at the end of such Section 1:

(jj) “CME” shall have the meaning ascribed to such term in the Merger Agreement.

(kk) “CME Group” shall have the meaning set forth in Section 1(a).

(ll) “Merger” shall have the meaning ascribed to such term in the Merger Agreement.

(mm) “Effective Time” shall have the meaning set forth in Section 7(a).

(nn) “Exempted Transaction” shall have the meaning set forth in Section 1(a).

(oo) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of October 17, 2006, by and among the Corporation, Sub and CME.

(b) Section 1(a) shall be amended by inserting the following at the end of such Section 1(a):

“Notwithstanding anything in this Section 1(a) or the Rights Agreement to the contrary, neither CME nor any of its Affiliates (collectively, the “CME Group”) shall be, or shall be deemed to be, an Acquiring Person, either individually or collectively, solely by virtue of (A) the execution and delivery of the Merger Agreement; (B) the announcement of the Merger Agreement or the Merger; (C) the consummation of the Merger; or (D) the consummation of the other transactions contemplated by the Merger Agreement upon the terms and conditions of the Merger Agreement. Each event described in clauses (A), (B), (C) and (D) above is referred to herein as an “Exempted Transaction”.”

(c) Section 1(e) shall be amended by inserting the following at the end of such Section 1(e):

“Notwithstanding anything in this Section 1(e) to the contrary, the CME Group, either individually or collectively, shall not be deemed to be a “Beneficial Owner” of, to have “Beneficial Ownership” of, or to “beneficially own”, any securities solely by virtue of or as a result of any Exempted Transaction.”

(d) Section 1(dd) shall be amended by inserting the following at the end of such Section 1(dd):

“Notwithstanding anything in this Section 1(dd) to the contrary, a Shares Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction or the public announcement thereof.”

(e) Section 3(a) shall be amended by inserting the following at the end of such Section 3(a):

“Notwithstanding anything in this Section 3(a) to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempted Transaction.”

(f) Section 7(a) shall be amended and restated to read in its entirety as follows:

“The registered holder of any Right Certificate (other than Right Certificates representing Rights that have become void pursuant to Section 11(a)(ii) hereof or that have been exchanged pursuant to Section 24 hereof) may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part (except that no fraction of a Right may be exercised), at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the earlier of (A) the Close of Business on June 24, 2015 or (B) immediately prior to the effective time of the Merger as provided in the Merger Agreement (the “Effective Time”), but only if such Effective Time shall occur (either, as applicable, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof (the “Exchange Date”) or (iv) the Close of Business on June 24, 2008 if, and only if, this Agreement has not been approved on or prior to such date by the holders of the Common Shares of the Corporation (the “Early Termination Date”).

(g) The Rights Agreement is hereby amended by adding a new Section 35 to read in its entirety as follows:

“Section 35. Termination. At the Final Expiration Date, (a) this Agreement shall be terminated and be without any further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire the Preferred Shares or any other securities of the Corporation. Notwithstanding the foregoing, Sections 18, 19, 20 and 21 hereof shall survive the termination of this Agreement.”

SECTION 2. Full Force and Effect. Except as expressly amended hereby, all of the provisions of the Rights Agreement are hereby ratified and confirmed to be in full force and effect in accordance with the provisions thereof on the date hereof.

SECTION 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions of this Amendment to the maximum extent permitted by law.

SECTION 4. Counterparts. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement.

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IN WITNESS WHEREOF, CBOT and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		CBOT HOLDINGS, INC.

By:	/s/ Paul J. Draths	By:	/s/ Bernard W. Dan
Name:	Paul J. Draths	Name:	Bernard W. Dan
Title:	Vice President and Secretary	Title:	President and Chief Executive Officer

Attest:		COMPUTERSHARE INVESTOR SERVICES LLC

By:	/s/ Edward Gurgul	By:	/s/ Tod Shafer
Name:	Edward Gurgul	Name:	Tod Shafer
Title:	Senior Relationship Manager	Title:	Relationship Manager

[Signature Page to Amendment No. 1 to Amended and Restated Rights Agreement]

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